Exhibit 99.1

AmeriCann CEO to Present at Boston University’s Questrom

School of Business

Beyond Stigma: Envisioning the Cannabis Marketplace in Massachusetts is Scheduled for Wednesday, February 22 in Boston

DENVER, CO / Accesswire / February 16, 2017 / AmeriCann, Inc. (OTCQX: ACAN), a company that is developing sustainable, state-of-the-art medical cannabis cultivation properties, announced today that CEO Tim Keogh will be speaking at Boston University’s Questrom School of Business. “Beyond Stigma: Envisioning the Cannabis Market Place in Massachusetts” will be held February 22, 2017 at Boston University’s Questrom Auditorium from 5:00pm to 6:30pm EST.

This event is the first formal discussion on the cannabis industry at Boston University and is sponsored by the BUzz Lab at Boston University. The discussion will explore growth potential and dynamics in Massachusetts existing medical marijuana market and the recently enacted Adult-Use program.

The panel of experts will be moderated by Jessica Bartlett of the Boston Business Journal and will address the state-specific regulatory, financial, and operational considerations facing entrepreneurs who see opportunity in a dynamic cluster of services that includes data analytics, supply chain logistics, management services, and e-commerce.

Beyond Stigma - Envisioning the Cannabis Marketplace in Massachusetts

Location: Boston University, Questrom Auditorium

Date: Wednesday, February 22

Time: 5:00 – 6:30pm EST

Registration: cannabispanel.eventbrite.com

The Commercial Real Estate market in Massachusetts will undergo significant expansion and revitalization as the Cannabis industry develops throughout the Commonwealth. For comparison, Colorado, with an established medical and recreational market, generated $1.3 Billion in total sales and $200 Million in tax revenue in 2016. Massachusetts, with a population that is 20% larger than Colorado, has both a medical and recreational market which is projected to grow significantly over the next few years.

AmeriCann’s President and CEO, Tim Keogh, will be available before and after the panel discussion to answer questions about the Company and its Massachusetts Medical Cannabis Center (the “MMCC”).

AmeriCann is developing a 53-acre property in Massachusetts (acquired from Boston Beer Company (SAM-NYSE) for $4,475,000 in cash), as the Massachusetts Medical Cannabis Center (the “MMCC”). The MMCC is approved for 1 million square feet and is expected to be one of the largest and most technologically advanced cannabis cultivation facilities in the nation.

The regulated cannabis industry is one of the fastest growing industries in the country. The respected Wall Street firm of Cowen & Co recently released a research report projecting dramatic growth for the industry from the current $7 billion nationally to over $50 billion in ten years.

Massachusetts, California, Maine, and Nevada voted to legalize recreational marijuana while Arkansas and North Dakota approved medical cannabis initiatives.  Florida voters approved medical marijuana in a landslide with over 71% of the vote.  With these election results, over 60% of the US Population now live in states where medical cannabis is now legal.

About AmeriCann

AmeriCann is a publicly traded company that plans to develop and lease sustainable, state-of-the-art medical cannabis cultivation properties. The Company has over 1,000,000 square feet of facilities in the planning and design stages of development. The Company has designed a proprietary line of cannabis infused products which will be branded and licensed to companies in regulated markets.

AmeriCann, Inc. is a Certified B Corp, an acknowledgment of the company’s commitment to social and environmental ethics, transparency and accountability. AmeriCann became the first public cannabis company to earn this respected accreditation. More information about the Company is available at: www.americann.co or follow AmeriCann on Twitter @ACANinfo

About Massachusetts Medical Cannabis Center

The Massachusetts Medical Cannabis Center is approved for nearly 1,000,000 square feet of medical cannabis cultivation and processing in Freetown, Massachusetts. The state-of-the-art, sustainable, greenhouse project will consist of multiple planned phases for tenants in the Massachusetts medical marijuana market. AmeriCann’s Cannopy System uniquely combines expertise from traditional horticulture, lean manufacturing, regulatory compliance and cannabis cultivation to create superior facilities and procedures.

The first phase of the project consists of 130,000 sq. ft. of cultivation and processing infrastructure. AmeriCann can expand the first phase to approximately 600,000 sq. ft., based on patient demand.

About the BUzz Lab at Boston University

The BUzz Lab serves as BU's home for entrepreneurship studies and programs. The Buzz Lab supports the practice of entrepreneurship as a catalyst in the design and development of innovative new ventures that address important global needs. The BUzz Lab serves faculty, students, and alumni, as well as the community at large as an incubator for ideas with resources ranging from mentorship, co-working and rapid prototyping space, and events that interest the community and accelerate learning.  Connect with the BUzz Lab on their Website, Facebook or Twitter.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended September 30, 2016, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact Information:

Corporate:

AmeriCann, Inc.

3200 Brighton Blvd. Unit 114

Denver, CO 80216

(303) 862-9000

info@americann.co

www.americann.co

@ACANinfo on Twitter

Investors:

Hayden IR

hart@haydenir.com

(917) 658-7878

AmeriCann Press Release re Boston Presentation 2-13-17